EXHIBIT 10.6

Lease Agreement

This lease, dated July 1, 2021, is made between: Horti-Group, LLC, herein called Lessor and Fresh Tulips USA, LLC dba Bloomia, herein called Lessee. Lessee hereby agrees to lease from Lessor the premises situated in King George, State of Virginia, described as 2259 Kings Hwy, and as more particularly described in Exhibit A, upon the following TERMS and CONDITIONS:

Use: Lessee shall use and occupy the premises for Horticultural Plant Production. The premises shall be used for no other purpose. Lessor represents that the premises may lawfully be used for such purpose.

Alterations: Lessee shall not, without first obtaining the written consent of Lessor, make any alterations, additions or improvements, in, to or about the premises. Lessor shall design, procure and install a table system, new chiller, back-up generator and other greenhouse adaptations. The aforesaid improvements are intended to be completed on or about 12/31/2022.

Ordinances and Statutes: Lessee shall, at Lessee’s sole cost comply with all statutes, ordinances and requirements of all municipal, state and federal authorities now in force, pertaining to the use of said premises and shall faithfully observe in said use all municipal ordinances, state and federal statutes now in force or which may hereafter be in force and observe and maintain all Environmental standards.

Term and Rent: Lessor to lease to Lessee the above premises for a term of 7.5 years commencing July 1, 2021, and terminating on December 31, 2028, as provided herein. Lessee shall pay to Lessor, without deduction (except as set forth hereafter) or offset and prior to notice or demand and for the use and occupancy of the leased premises, a monthly rental of $ 272,214.06 payable in advance on the 1st day of each and every calendar month thereafter, in advance. The lease payment shall increase by 2% each and every year beginning on January 1st of such year. Bloomia has the option to extend the lease for an additional 10 years upon completion of this agreement by notifying Lessor at least 6 months prior to expiration of this agreement. If notification of extension is not received in writing by 7/1/2028 option to extend will expire. Upon execution of this agreement all other property leases in effect between the parties will become null and void.

(A) All rental payments shall be made to Lessor by bank wire as designated by Lessor.

(B) Late Payments: Any rent payment not received by Lessor within 1 day of its due date shall be subject to a late fee of 1.00% per month. This Late Fee shall commence on the 2nd day of the month and accrue until rent payment and accumulative Late Fees are received by Lessor.

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Assignment and Subletting: Lessee shall not assign this lease or sublet any portion of the premises without prior written consent of the Lessor. Any such assignment or subletting without consent shall be void and at the option of the Lessor may terminate this lease.

Maintenance and Repairs. Lessee shall, at its own expense, during the Term, (i) keep the Leased Premises in good order and condition, reasonable wear and tear excepted, (ii) make all repairs and do all acts of maintenance becoming necessary during the Term in, upon or about the Leased Premises, (iii) replace all worn out and broken parts of the heating, interior plumbing and electrical systems and equipment as well as the air conditioning and sprinkler systems and equipment, and (iv) install adequate air conditioning and heating equipment suitable for Lessee’s own purposes. In the event that Tenant fails after ten (10) days’ written notice from Lessor to keep the Leased Premises in good state of condition and repair, or to commence required repairs, or to do any act or make any payment or perform any term or covenant on Tenant’s part required under this Lease or otherwise fails to comply herewith, Lessor may (at its option, but without being required to do so) immediately or at any time thereafter perform the same for the account of Tenant (including entering the Leased Premises at all reasonable hours to make repairs and do any act or make any payment which Tenant has failed to do), and if Lessor makes any expenditures or incurs any obligations for the payment of money in connection therewith, such sums paid or obligations incurred shall be deemed to be additional rent hereunder, and shall be paid by Tenant to Lessor within five (5) days of receipt of any bill or statement provided by Lessor to Tenant therefor. All rights given to Lessor in this Section shall be in addition to any other right or remedy of Lessor herein contained.

Outdoor Spaces: Lessee shall be permitted to use the paved designated parking area for passenger vehicle parking only and shall keep all driveways free of obstruction. Storage of materials in parking lots or surrounding land shall not be permitted.

Trash Disposal: Lessee will not permit the accumulation of waste or refuse material. Lessee shall have the responsibility of disposing of its own rubbish, trash and garbage, and shall not store or deposit them on the premises without the written consent of the Lessor.

Utilities: All utilities shall be the sole responsibility of the Lessee and shall be based on usage. The Lessor shall calculate the utility payments required and issue an invoice to the Lessee on a monthly basis.

Entry and Inspection: Lessee shall permit Lessor or Lessor’s agents to enter upon the premises for the purpose of inspecting the same and will permit persons desiring to lease the same to inspect the premises thereafter. The Lessee will not obstruct or permit the obstruction of the driveway or the parking lot upon the Demised Premises.

Possession: If Lessor is unable to deliver possession of the premises at the commencement hereof, Lessor shall not be liable for any damage caused thereby, nor shall this lease be void or voidable, but Lessee shall not be liable for any rent until possession is delivered.

Indemnification of Lessor: Lessor shall not be liable for any damage or injury to Lessee or any other person or to any property, occurring on the demised premises or any part thereof and Lessee agrees to hold Lessor harmless from any claim for damages, no matter how caused.

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Lessor shall not be liable for any loss, damage or injury of any kind, to any person, including Lessee, Lessee(s) family and Lessee(s) customers or property arising from any use of the Leased Premises, any part thereof or caused by any defect in any structure, facility or other improvements thereon or therein or caused by or arising from any act or omission of Lessee, Lessee(s) family, Lessee(s) customers or guests or any other person or by or from an accident on the premises or any fire or other casualty or occasioned by the failure of Lessee to maintain or repair the Leased Premises or by Lessee(s) breach of any obligation under this Lease.

Lessee, as a material part of the consideration to be rendered Lessors, hereby waives all claims and demands against Lessor for all the aforesaid losses and damages to goods, wares and merchandise in, upon or about said premises and for injuries to persons in, upon or about said premises, from any cause whatsoever, arising at any time. Lessee will hold Lessor, its employees, agents and affiliated entities exempt and harmless from any liability, loss, cost and obligation on account of any damage or injury to any person or to the goods, wares and merchandise of any person, arising in any manner from the use or occupancy of the premises by the Lessee.

Insurance: Lessee, at Lessee(s) sole cost and expense, but for the mutual benefit of Lessor and Lessee maintain public liability insurance, including liability against claims for personal injury, death or property damage occurring in, upon or about the premises and on any sidewalks directly adjacent to the premises. The limits of liability of such insurance shall not be less than $ 2,000,000 in respect to injury or death of one person and to the limit of not less than $5,000,000 in respect to any one occurrence and to the limit of not less than $1,000,000 in respect to property damage or in such higher amounts as Lessor may require.

All such policies of insurance shall be issued in the name of the Lessee, with the Lessor named as additional insured. Evidence of the insurance of such policies shall be delivered to Lessor within (10) days after the term of this Lease commences. Lessee shall obtain a written obligation on the part of each insurance company to notify Lessor in writing at least (30) days prior to any cancellation or material change of coverage. The Lessor agrees to keep the Demised Premises insured at its own expense, at all times during the term of this Lease against destruction by fire or other casualty. The Lessee is responsible to insure their own crop, as well as their personal property and equipment, from all damage caused by fire, power outage, and all other casualty.

Eminent Domain: If the premises or any part thereof or any estate therein or any other part of the building materially affecting Lessee(s) use of the premise, as determined by Lessor shall be taken by eminent domain, this lease shall terminate on the date when title vests pursuant to such taking. The rent and any additional rent, shall be apportioned as of the termination date and any rent paid for any period beyond that date shall be repaid to Lessee. Lessee shall not be entitled to any part of the award for such taking or any payment in lieu thereof, but Lessee may file a claim for any taking of fixtures, improvements owned by Lessee and for moving expenses.

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Destruction of Premises: In the event of a partial destruction of the premises during the term hereof, from any storm, earthquake, or natural disaster (“act of God”), Lessor shall forthwith repair the same, provided that such repairs can be made within one hundred and twenty (120) days under existing governmental laws and regulations, but such partial destruction shall not terminate this lease, except that Lessee shall be entitled to a proportionate reduction of rent while such repairs are being made, based upon the extent to which the making of such repairs shall interfere with the business of Lessee on the premises. If such repairs cannot be made within said one hundred and twenty (120) days, Lessor, at Lessor(s) option, may make the same within a reasonable time, this lease continuing in effect with the rent proportionately abated as aforesaid and in the event that Lessor shall not elect to make such repairs which cannot be made within one hundred and twenty (120) days, this lease may be terminated at the option of either party. In the event that the building in which the demised premises may be situated is destroyed to an extent of not less than one-third of the replacement costs thereof, Lessor may elect to terminate this lease whether the demised premises be injured or not. A total destruction of the building in which the premises may be situated shall terminate this lease.

Hazardous Materials: During the Term, Tenant shall comply with all Environmental Laws in connection with the use, maintenance, ownership and operation of the Premises and the conduct of all business at the Premises. Tenant shall not use, manufacture, store, release or dispose of any Hazardous Materials at the Premises in violation of any Environmental Laws.

Cleanup and Removal. In the event of any release, deposit or discharge of any Hazardous Materials on or at the Premises caused or permitted by Tenant Parties or any other violation of this Section caused or permitted by Tenant Parties, Tenant shall promptly clean up and remove the same and cure such violation in accordance with all applicable Environmental Laws and the requirements of the governmental authorities having jurisdiction. Tenant shall obtain the prior written approval of Landlord, which shall not be unreasonably withheld or delayed, before undertaking any remedial action pursuant to this Section.

Notice of Violation. Both Landlord and Tenant shall, immediately upon receipt of notice of any violation of Environmental Laws pursuant to this Section, deliver a copy of the same to the other party.

Indemnity. Tenant agrees to indemnify, defend, and hold Landlord and all Affiliates of Landlord harmless from and against all Damages which may be incurred by such parties as a result of any violation of this Section by any Tenant Parties. Lessee’s obligations hereunder shall survive termination or expiration of this Lease.

Any breach of any warranty, representation or agreement contained in this section shall entitle Lessor, at Lessor’s sole cost and expense, to commission an environmental audit of the Premises to determine the nature and extent of damages, actual or potential.

Default:

a. Upon the occurrence of any Default and in addition to any and all other rights or remedies Lessor has under this Lease, Lessor shall have the immediate right, whether or not this Lease has been terminated, to re-enter and repossess the Premises or any part thereof, by force, summary proceedings, ejectment, or otherwise, with the right to remove all persons and property there from. Lessor shall be under no liability for or by reason of such entry, repossession or removal. No such entry or taking of possession of the Premises by Lessor shall be construed as an election on Lessor’s part to terminate the Lease unless a written notice of such election be given to Lessee.

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Upon the occurrence of a Default, Lessor may, at its option, with or without re-entering the Premises, declare this Lease and the tenancy hereby created terminated by notice in writing to Lessee, and Lessor shall be entitled to the benefit of all provisions of the laws of the Commonwealth of Virginia respecting summary ejectment and the recovery of lands and tenements held over by Lessees. However, there shall be no grace period with respect to the payment of any Rent, nor shall Lessee be entitled to notice of and/or the right to cure nonpayment of any Rent, and the non-timely payment of Rent shall automatically entitle Lessor to all the remedies set forth in this Subsection.

b. Notwithstanding reentry and termination pursuant to this Lease, Lessee shall remain liable for any Rent or damages which may be due or sustained prior thereto, as well as all reasonable costs, legal and professional fees and expenses incurred by Lessor in reentering and leasing the Premises to another Lessee, and Lessee shall further be liable for a sum of money, as liquidated damages and not as a penalty, to be calculated in the following manner: Lessee shall pay an amount of money equal to the Monthly Rent, which but for such termination would have become payable during the unexpired portion of the Term remaining at the time of such termination, less the amount of Monthly Rent, if any, which Lessor may receive during such period from another to whom the Premises may be rented on such terms and conditions and at such rent as Lessor may reasonably determine. Such liquidated damages shall be payable in monthly installments, in advance, on the first day of each calendar month following termination and continuing until the date originally fixed herein for the expiration of the Term. Any suit or action brought to collect the amount of any deficiency for any month shall not in any manner prejudice the right of Lessor to collect any deficiency for any subsequent month by a similar proceeding. Within thirty (30) days after the date fixed herein for the expiration of the Term, Lessor shall give a written statement to Lessee showing all sums received by Lessor by way of liquidated damages and all sums received from others to whom the Premises may have been rented. If Lessee has paid a greater sum of money than is due, as determined by the terms of this paragraph, Lessor shall promptly refund to Lessee any such excess.

c. Lessee further covenants and agrees to pay to Lessor all costs, expenses, attorneys’ fees (including interest on the amount so advanced by Lessor at twelve percent (12%) per annum, but no greater than the maximum rate permitted by law, accruing from the date of the advance by Lessor until paid by Lessee) incurred by Lessor in enforcing or attempting to enforce any covenant or agreement set forth in this Lease or pursuing its remedies in the event of a Default; provided, however, that Lessor shall have no obligation to cure any Default.

d. Lessor shall be entitled, upon any Default, to sell, lease or otherwise dispose of any or all of Lessee’s personal property and fixtures in their then condition, or following any commercially reasonable preparation or processing pursuant to the Virginia Uniform Commercial Code. The proceeds of such sale or lease shall be applied to: (i) all expenses involved in the retaking, storing, preparation for sale or lease, selling, leasing of the property and, to the extent permitted by law, all reasonable attorneys’ fees and legal expenses incurred thereby; (ii) any amounts necessary to release any prior liens on Lessee’s personal property and fixtures; and (iii) any amounts due Lessor pursuant to this Lease. Any surplus after application of the proceeds shall be paid to Lessee.

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e. All remedies of Lessor shall be cumulative. Election by Lessor to exercise any remedy shall not prevent or be deemed a waiver of Lessor’s right to thereafter exercise any other remedy.

f. Lessee agrees to pay upon demand all costs, fees and expenses (including, without limitation, court costs and attorney’s fees actually incurred by Lessor related to enforcing or defending this Lease).

Tax Increase: In the event there is any increase during any year of the term of this lease in the City, County or State real estate taxes over and above the amount of such taxes assessed for the tax year during which the term of this lease commences, whether because of increased rate or valuation, Lessee shall pay to Lesser upon presentation of paid tax bills an amount equal to the increase in taxes upon the land and building in which the leased premises are situated. In the event that such taxes are assessed for a tax year extending beyond the term of the lease, the obligation of Lessee shall be proportionate to the portion of the lease term included in such year.

Attorney(s) Fees: In case suit should be brought for recovery of the premises or for any sum due hereunder or because of any act which may arise out of the possession of the premises, Lessor shall be entitled to all costs incurred in connection with such action, including a reasonable attorney(s) fee.

Notices: Any notice which either party may or is required to give, shall be given by mailing the same, to Lessee at the premises or certified mail, postage prepaid, to the other party at the address shown below or at such other places as may be designated by the parties from time to time in writing. Notice will be deemed received three (3) days after posting, regardless of whether the receipt is accepted.

If to Lessor:	Horti-Group, LLC

2259 Kings Highway

King George, Virginia 22485

Attention: Mr. Marcel Vyverberg

With a copy to:	Rex L. Edwards, Jr., Attorney at Law

Davies, Barrel, Will, Lewellyn &

Edwards, PLC

122 West Cameron Street

P.O. Box 1147

Culpeper, VA 22701

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If to Lessee:	Fresh Tulips USA, LLC

Dba Bloomia

2259 Kings Highway

King George, VA 22485

Attention: Mr. Paul Botman CEO

Heirs, Assigns, Successors: This lease is binding upon and inures to the benefit of the heirs, assigns and successors in interest to the parties.

Subordination and Non-Disturbance: This Lease shall be subordinate to all present or future deeds of trust, security deeds or mortgages upon the Property. Within [ten (10)] days after request by Lessor, Lessee agrees that it shall subordinate its rights hereunder to the lien of any mortgage or deed of trust or any other lien resulting from any other method of financing or refinancing now or hereafter in force against the Premises or hereafter placed upon the Premises and to all advances made or hereafter to be made there under, provided, however, that Lessee shall not be required to so subordinate its rights unless the beneficiary thereof shall agree in writing not to disturb the tenancy of Lessee so long as Lessee is not in default under this Lease. Lessee agrees to execute all necessary documents to affect such subordination. The respective parties shall execute a subordination, non-disturbance and attornment agreement in a form mutually agreeable to the parties.

Attornment. In the event any proceedings are brought for the foreclosure of any deed of trust, security deed or mortgage covering the Property, Lessee shall attorn to the purchaser upon any sale resulting directly or indirectly from said proceedings so long as such purchaser agrees to and assumes all of Lessor’s obligations herein and does not disturb Lessee’s use and occupancy of the Premises.

Waiver and Subrogation: Lessor and Tenant hereby waive to each other all rights of subrogation which any insurance carrier, or either of them, may have as to the Lessor or Tenant by reason of any provision in any policy of insurance issued to Lessor or Tenant, provided such waiver does not thereby invalidate the policy of insurance.

Applicable Law: This Lease shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia without regard to the conflict of laws or rules of such state.

Jurisdiction and Venue: The forum having the proper jurisdiction and venue to adjudicate any claim, dispute or default which may arise out of the execution and delivery of this Agreement and the performance of the transactions contemplated hereby shall be the Circuit Court of the County of King George, Virginia, and the proper appellate courts of the Commonwealth of Virginia, and the United States District Court for the Eastern District of Virginia, and proper appellate courts of the United States. Lessor and Lessee expressly submit and consent to such jurisdiction and venue and specifically waive any and all rights it may have to contest the jurisdiction and/or venue of the abovementioned forums and to demand any other forum. Lessee waives personal service of any and all legal process upon it and consents and agrees that all such service of process may be made by registered mail directed to Lessee at its address set forth at the beginning of this Agreement, and service so made shall be deemed to be completed on the earlier of the date the return receipt therefore is signed.

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Entire Agreement: The foregoing constitutes the entire agreement between the parties and may be modified only by a writing signed by both parties. The following Exhibits, if any, have been made a part of this lease before the parties’ execution hereof:

Exhibit A: Floor plan

Lease shall include sections 11, 12, 13, 14, 15, 16, 25, 1a, 1b, c0s, c0w. Office area is shared 50-50 with Horti-Group. Barn areas are included where Bloomia coolers and production space are currently located, including the mezzanine area.

Break room, restrooms and Bloomia shop are included as well as all entry locations and loading docks located in front of these areas. Barn area includes some space i.e., utility area, that is shared, occupied or routinely used by Horti-Group.

Lessor:	Horti-Group USA, LLC.

Name	: Horti-Group USA, LLC, by its manager Marcel Vyverberg

Date	: July 1, 2021

Signature	: /s/ Marcel Vyverberg
Name	: Marcel Vyverberg, Manager

Lessee:	Fresh Tulips USA, LLC. Dba Bloomia

Name	: Fresh Tulips USA LLC dba Bloomia, by its manager Bloomia BV,
Date	: July 1, 2021

Signature	: /s/ Nico Botman	Signature: /s/ Paul Botman
	: Nico Botman, Manager	: Paul Botman, CEO

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